News Release
NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance and Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS FIRST QUARTER 2005 RESULTS

FOR IMMEDIATE RELEASE: April 22, 2005, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today announced that net sales of $236,225,160 for the first quarter ended March 31, 2005 set an all-time quarterly record, increasing 27 percent from the $185,518,527 reported for the first quarter of 2004. Net income was $7,769,314, a decrease of 12 percent from $8,856,171 last year. Net income per share was $.22, a decrease of 19 percent compared with $.27 in the first quarter of 2004.

During the quarter, favorable foreign currency translation increased total net sales by $2.8 million. Contributions from acquisitions made in 2004 increased total net sales by $23.9 million. Excluding currency translation and acquisitions, total net sales for the first quarter would have increased $24.0 million or 13 percent.

Commenting on the Company's results, Stephen E. Myers, chairman and chief executive officer, said, "Sales in all business segments were strong during the first quarter. Our modest success with product price increases and internal cost reduction could not, however, offset higher costs for plastic raw materials, which penalized earnings." Resin costs were up more than 50 percent on average compared to the first quarter last year. The Company continues to implement price increases throughout its product lines and noted that it is committed to further strengthening cost management and efficiency initiatives at all levels to help mitigate the burden of raw material price increases.

Business Segment Results
Sales in the Distribution Segment were $42.1 million, up 12 percent compared to the first quarter of 2004. The Company's tire dealer markets and others continued to deliver strong sales for tire and undervehicle service equipment and supplies.

Sales in the Material Handling-- North America Segment were $57.8 million, an increase of
14 percent compared to the same period in 2004. The increase comes from strong unit volumes for plastic reusable containers and pallets in a diverse mix of end markets including industrial manufacturing, automotive, agriculture, and others.

In the Material Handling-- Europe Segment, sales were $44.3 million, 14 percent above the comparable quarter of 2004. Excluding favorable foreign currency translation, primarily the strength of the euro, sales in the segment increased $3.2 million or 8 percent.

The Automotive and Custom Segment, serving a wide range of OEM automotive, heavy truck, recreational vehicle, and other niche markets with plastic and rubber products, posted sales of $48.0 million in the first quarter, up 43 percent compared to 2004. Excluding contributions from the acquisition of Michigan Rubber Products and WEK, sales in the Automotive and Custom Segment increased $4.4 million or 13 percent.

First quarter sales in the Lawn and Garden Segment were $50.8 million, 61 percent above the first quarter of 2004, due to strong buying season demand for the Company's plastic flowerpots, nursery containers, and decorative planters from professional plant growers, retail garden centers, and mass merchandisers. Excluding contributions from last year's acquisition of Pro Cal, sales in the Lawn and Garden Segment increased $5.6 million or 18 percent.

Debt & Cash Flow
As of March 31, 2005, total debt was $279.5 million compared to $277.4 million at December 31, 2004, and $272.2 million at March 31, 2004. Long-term debt as a percentage of total capitalization was 45 percent at March 31, 2005 compared to 47 percent at the same time last year.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales of $803.1 million in 2004.Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in raw material costs or other production costs, and further deterioration of economic and financial conditions in the United States and around the world. Myers Industries does not undertake to update forward-looking statements contained herein.

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Myers Industries, Inc.
Condensed StatementS of Income

	Quarter Ended
	March 31

	2005	2004

Net Sales	$236,225,160	$185,518,527
Cost of Sales	172,398,322	124,460,576

Gross Profit	63,826,838	61,057,951
Operating Expenses	47,894,958	43,906,135

Operating Income	15,931,880	17,151,816
Interest Expense	3,835,566	3,143,645

Income Before Income Taxes	12,096,314	14,008,171
Income Taxes	4,327,000	5,152,000

Net Income	$7,769,314	$8,856,171

Net Income Per Share*	$.22	$.27

Average Shares Outstanding*	34,663,166	33,225,721

Condensed StatementS of Financial Position
As of March 31, 2005 and 2004

		2005	2004

Assets
Current Assets		$298,368,441	$237,556,650
Other Assets		286,367,298	268,317,058
Property, Plant, and Equipment		203,162,071	194,507,785

		$787,897,810	$700,381,493

Liabilities and Shareholders' Equity
Current Liabilities		$139,266,851	$108,366,763
Long Term Debt		276,169,790	268,704,850
Deferred Income Taxes		28,963,089	24,828,162
Shareholders' Equity		343,498,080	298,481,718
	$615,072,190
		$787,897,810	$700,381,493

          * Adjusted for a ten percent stock dividend paid August, 2004

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